Exhibit 3.61

BYLAWS

OF

MONTANA ELECTRIC SUPPLY INC.

ARTICLE I

NAMES AND OFFICES

Section 1. Name. The name of the corporation shall be: MONTANA ELECTRIC SUPPLY, INC.

Section 2. Principal Office. The principal office of the Corporation shall be located at Casper, Wyoming.

Section 3. Registered Office. The registered office of the Corporation required by law to be maintained in the State of Wyoming may be, but need not be, identical with the principal office of the Corporation.

Section 4. Other Offices. The Corporation may have offices at such other places, either within or without the State Wyoming, as the board of directors determine as the affairs of the Corporation may from time to time require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings. All meetings of shareholders shall be held at the principal office of the Corporation or at such other place, either within or without the state of Wyoming, as shall be designated in the notice of the meeting or agreed upon by a majority of the shareholders entitled to vote thereat.

Section 2. Annual Meetings. The annual meeting of shareholders shall be held at one o’clock (1:00) P.M. on the second Friday in September of each year, if not a legal holiday, but if a legal holiday, then on the next day following not a legal holiday, for the purpose of electing directors of the Corporation and for the transaction of such other business as may be properly brought before the meeting.

Section 3. Substitute Annual Meetings. If the annual meeting shall not be held on the day designated by these Bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 4 of this Article. A meeting so called shall be designated and treated for all other purposes as the annual meeting.

Section 4. Special Meetings: Special Meetings of shareholders, other than those regulated by Statute, may be called at any time by the President, Secretary, or Board of Directors of the Corporation, or by any shareholder, pursuant to the written request of the holders of not less than one-tenth of the shares entitled to vote at the meeting.

Section 5. Notice. Written or, printed notice stating the day and hour, place, and purpose or purposes of the meeting shall be delivered not less than ten (10) nor more than fifty (50) days before the date thereof, either personally or by mail, by or at the direction of the President, the Secretary, or other person calling the meeting, to each shareholder of record entitled to vote at such meeting. The shareholder shall be deemed to have received notice when the notice is deposited with the U. S. Postal Service addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation.

When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of the original meeting. When a meeting is adjourned for less than thirty days in any one adjournment, it is not necessary to give any notice of the adjourned meeting, other than by announcement at the meeting at which the adjournment is taken.

Section 6. Voting Lists. At least ten (10) days before each meeting of shareholders, the secretary of the Corporation shall prepare an alphabetical list of the shareholders entitled to vote at such meetings, with the address and number of shares held by each, which list shall be kept on file at the registered office of the Corporation for a period of ten (10) days prior to such meeting and shall be subject to inspection by any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or to vote at any shareholder’s meeting.

Section 7. Quorum. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum, at meetings of shareholders. If there is no quorum at the opening of a meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the shares voting on the motion to adjourn; any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

The shareholders at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 8. Voting of Shares. Each outstanding share having voting rights shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Except in the election of directors, the vote of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the Articles of Incorporation or Bylaws of this Corporation.

A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. No proxy shall be valid after twelve (12) months from the date of its execution, unless otherwise provided in the proxy.

Voting on all matters except the election of directors shall be by voice or by a show of hands, unless the holders of one-tenth of the shares represented at the meeting shall, prior to the voting on any matter, demand a ballot vote on that particular matter.

Section 9. Informal Action by Shareholders. Any action which must or may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, signed by all the shareholders or the person holding their proxy, which sets forth the action to be taken is filed with the secretary of the corporation to be kept in the corporate minute book.

Section 10. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such, officer, agent, or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to the corporation or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

ARTICLE III

DIRECTORS

Section 1. General Powers. The affairs of the Corporation shall be managed by Directors or by such executive committees as the establish pursuant to these Bylaws.

Section 2. Number. The number of directors shall be three (3) whenever the corporation has three or more shareholders. The number of directors of the Corporation shall be equal to the number of shareholders of the Corporation when the Corporation has two or less shareholders. However, no member of the Board of Directors shall be forced to resign if the number of shareholders is reduced during his term. In that case all Directors shall serve until the next annual meeting of the corporation. In the event a Director dies or resigns while the Board consists of a number of directors in excess of the number of shareholders the vacancy so created shall not be filled.

Section 3. Term and Qualifications. Each director shall hold office until his death, resignation, retirement, removal, disqualification or his successor is elected and qualifies. Directors need not be residents of the State of Wyoming or shareholders of the Corporation.

Section 4. Election of Directors. Except as provided in Section 5 of this Article, the directors shall be elected at the annual meeting of shareholders; and those persons who receive the highest number of votes shall been deemed to have been elected. If any shareholder so demands, election of directors shall be by ballot.

Section 5. Cumulative Voting. Every shareholder entitled to vote at an election of directors shall have the right to vote the number of shares standing of record in his name for many persons as there are directors to be elected and for whose election he has a right to vote or to cumulate his vote by giving one candidate as many votes as equals the number of directors to be elected multiplied by the number of his shares or by distributing such votes on the same principal among any number of such candidates.

Section 6. Vacancies. A vacancy occurring in the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by the sole remaining director; but a vacancy created by an increase in the authorized number of directors shall be filled only by election at an annual meeting or at a special meeting of shareholders called for that purpose. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

If by reason of death, resignation, or other cause the Corporation should at any time have no directors in or any shareholder or the executor or administrator of a deceased shareholder may call a special meeting of share accordance with the provisions of Bylaws and the Wyoming Business Corporation Act.

Section 7. Chairman. There may be a chairman of Board of Directors elected by the directors from their number at any meeting of the board. The chairman shall preside over all meetings of the Board of Directors and perform such other duties as may be directed by the board.

Section 8. Compensation. The Board of Directors may compensate directors for their services as such and may provide for the payment of all expenses incurred by directors in attending regular and special meetings of the Board.

Section 9. Powers. The Board of Directors may, except as otherwise required by law, exercise all powers and do all such acts and things as may be exercised or done by the corporation, including, without limiting the generality of the foregoing, the power to:

(1)	declare dividends from time to time in accordance with law;

(2)	purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)	borrow money and incur indebtedness for the purposes of the Corporation, and pursuant thereto, to authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(4)	remove any officer of the. Corporation with or without cause, and from time to time to delegate the powers and duties of any officer to any other person for the time being;

(5)	confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers and agents;

(6)	adopt from time to time such insurance, retirement, and any other benefit plans for directors, officers, and agents of the corporation and its subsidiaries as it may determine;

(7)	adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, and agents of the corporation and its subsidiaries as it may determine;

(8)	adopt from time to time regulations, not inconsistent with these bylaws, for the management of the corporation’s business and affairs;

(9)	issue, or cause to be issued, at any time and from time to time, certificates of stock, and to sell and issue shares of its stock upon such terms and conditions as to the Board of Directors of this corporation shall seem desirable and reasonable and as allowed by law.

ARTICLE IV

MEETINGS OF DIRECTORS

Section 1. Regular Meetings. Regular meetings of the Board of Directors shall be held immediately after the adjournment of and at the same place as the annual meetings of shareholders. In addition, the Board of Directors may provide, by resolution or agreement in writing, the time and place, either within or without the state of Wyoming, for the holding of additional regular meetings.

Section 2. Special Meetings. Special Meetings of the Board of Directors may be called by or at the request of the President or any directors. Such meetings may be held within or without the State of Wyoming. At any meeting at which every director is present, even though without notice, any business may be transacted unless one or more directors are present for the sole purpose of objecting to the transaction of business because the meeting is not lawfully called.

Section 3. Notice of Meetings. Regular meetings of the Board of Directors may be held without notice.

The person or persons calling a special meeting of the Board of Directors shall, at least two days before the meeting, in person or by mail, give notice to each director of the day and hour, place, and purpose or purposes of such meeting.

Attendance by a director at a meeting shall constitute a waiver of such meeting, except where a director attends a meeting for the express purpose of objecting to the, transaction of any business because the meeting is not lawfully called.

Section 4. Quorum. A majority of the directors constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 5. Manner of Acting. So long as the authorized number of directors is less than three (3), unanimous consent of said directors will be necessary to transact business. When the authorized number of directors is three (3) or more, the following provisions shall apply: 1) the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; 2) the vote of a majority of the number of directors fixed by these Bylaws shall be required to adopt a resolution constituting an executive committee; and 3) the vote of a majority of the directors then holding office shall be required to adopt, amend, or repeal a Bylaw.

Section 6. Informal Action By Directors. Action majority of the directors without a meeting is board action, if written consent to the action in the directors and filed with the proceedings of the Board, whether done before or taken by a nevertheless question is signed by all minutes of after the action so taken.

Section 7. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

ARTICLE V

OFFICERS

Section 1. Number. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and at least one Vice President, as well as such additional vice presidents, assistant secretaries, assistant treasurers and other officers as the Board of Directors may from time to time elect,. Any two or more offices, may be held by the same person, except the offices of President and Secretary.

Section 2. Election. The initial officers of the Corporation shall be elected at the organizational meeting of the Board of Directors. Thereafter, except as provided in Section 4, the officers of the Corporation shall be elected by the Board of Directors at its meeting held immediately after the annual meting of shareholders.

Section 3. Term of Officers. Each officer shall hold office until his death, resignation, retirement, removal, disqualification, or his successor is elected and qualifies.

Section 4. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the board with or without cause; but such removal shall be without contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5. Compensation: The compensation of all officers of the corporation shall be fixed by the Board of Directors.

Section 6. President. The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall supervise and control the management of the Corporation in accordance with these bylaws.

The President shall, when present, preside at all meetings of shareholders and at all meetings of the Board of Directors, unless a Chairman of the Board of Directors has been elected and is present. The President shall sign, with any other proper officer, certificates for shares of the Corporation and any deeds, mortgages, bonds, contracts, or other instruments which may be lawfully executed on behalf of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent; and, in general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7. Vice Presidents. The vice presidents, in the order of their election, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the president, perform the duties and exercise the powers of that office in addition, they shall perform such other duties and have such other powers as the Board of Directors shall prescribe.

Section 8. Secretary. The Secretary shall keep accurate records of the acts and proceedings of all meetings of shareholders and directors; shall give all notices required by law and by these Bylaws; shall have general charge of the corporate books and records and of the corporate seal and shall affix the corporate seal to any lawfully executed instrument requiring it; shall have general charge of the stock transfer hooks of the corporation and shall keep, at the registered or principal office of the Corporation, a record of shareholder, showing the name and address of each shareholder and the number and class of the shares held by each; shall sign such instruments as may require the Secretary’s signature.

The Secretary shall, in general, perform all duties incident to the office of Secretary and such other duties as may be assigned from time to time by the President or by Directors.

Section 9. Treasurer. The Treasurer shall have custody of all funds and securities belonging to the Corporation and shall receive, deposit or disburse the same under the direction of the Board of Directors, shall keep full and accurate accounts of the finances of the Corporation in books especially provided for that purpose; and shall cause a true statement of assets and liabilities as of the close of each fiscal year and of the results of its operations and changes in Board of surplus for such fiscal year, all in reasonable detail, to be made and filed at the registered or principal office of the corporation within four months after the end of such fiscal year. The statement so filed shall be kept available for inspection by shareholder for a period of ten years, and the Treasurer a copy of the latest such written request therefore.

The Treasurer shall, in general, perform all. duties incident to that office and such other duties as may be assigned to him from time to time by the President or by the Board of Directors.

Section 10. Assistant Secretaries and Treasurers. The assistant secretaries and assistant treasurers shall, in the absence or disability of the Secretary or Treasurer, respectively, perform the duties and exercise the powers of those offices and they shall, in general, perform such other duties as shall be assigned to them by the secretary or treasurer, respectively, or by the President or the Board of Directors.

Section 11. Bonds. The Board of Directors may, by resolution, require any and all officers, agents, and employees of the Corporation to give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors,.

ARTICLE VI

CONTRACTS, CHECK, LOANS, DEPOSITS

Section 1. Contracts. The Board of Directors may authorize any officer or officers, agents or agents, to enter into any contract or execute and deliver any instrument on behalf of the Corporation and such authority may be general or confined to specific instance.

Section 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name, unless authorized by a resolution of the Board of Directors.

Such authority may be general or confined to specific instances.

Section 3. Checks and Drafts. All checks, drafts, or other orders for the payment of money issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such depositories as the Board of Directors shall direct.

ARTICLE VII

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section l. Certificate for Shares. Certificates representing shares of the Corporation shall be issued, in such form as the Board of Directors may determine, to every shareholder for the fully paid shares owned by him. These, certificates shall be signed by the President or any vice-president, and the Secretary, assistant secretary, treasurer, or assistant treasurer. They shall be consecutively numbered or otherwise identified; and the name and address of the persons to whom they are issued, with the number of shares and date of issue shall be entered on the stock transfer books of the Corporation.

Section 2. Transfer of Shares. Transfer of shares shall be made on the stock transfer books of the Corporation only upon surrender of the certificates for the shares sought to be transferred and accompanied by an assignment in writing on the back of the certificate signed by the record holder thereof or by his duly authorized agent or legal representative. All certificates surrendered for transfer shall be cancelled before new certificates for the transferred shares shall be issued. The person registered on the books of the corporation as the owner of any shares shall be entitled to all rights of ownership with respect to those shares.

Section 3. Closing Transfer Bookstand Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or entitled to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period, but not to exceed, in any case, fifty days. If the stock transfer shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting.

In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such record date in any case to be not more than fifty (50) days and, in case of a meeting of shareholders, not less than ten (10) days immediately preceding the date on which the particular action, requiring such determination of shareholders, is to be taken.

If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

Section 4. Lost Certificates. The Board of Directors may authorize the issuance of a new share certificate in place of a certificate claimed to have been lost or destroyed, upon receipt of an affidavit of such fact from the person claiming the loss or destruction. When authorizing such issuance of a new certificate, the Board may require the claimant to give the Corporation a bond in such sum as it may direct to indemnify the Corporation against loss from any claim with respect to the certificate claimed to have been lost or destroyed or the Board may, by resolution reciting that the circumstances justify such action, authorize the issuance of the new certificate without requiring such a bond.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Dividends. The Board of Directors may from time to time declare and the Corporation may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

However, before the payment of any dividend or making distribution of profits, there may be set aside out of the surplus or net profits of the Corporation such sum or sums as the Directors from time to time in their absolute discretion may think proper as working capital or as the reserve fund to meet contingencies, or for equalizing dividends, or for such other purposes as the Directors shall think conducive to the interests of the Corporation. The Directors shall not be required to declare a dividend of the whole of the Corporation’s cumulative profits exceeding the amount so reserved.

Section 2. Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation.

Section 3. Waiver of Notice. Whenever any notice is required to be given to any shareholder or director under the provisions of the Wyoming Business Corporation Act or under the provisions of the corporation, a waiver thereof in writing signed by the person or persons entitled to such notice whether before or after the time stated therein, shall be equivalent to the giving of such notice.

Section 4. Fiscal Year. The first fiscal year of the Corporation shall run from the date of the issuance of the Certificate of incorporation by the Secretary of State of Wyoming to a date to be fixed by resolution of the Board of Directors. Each subsequent fiscal year shall end on the date fixed in said resolution of the Board of Directors unless otherwise ordered by the Board of Directors.

Section 5. Amendments. These Bylaws may be amended or repealed by a vote of a majority of the shares of stock issued and outstanding and entitled to vote at annual or special meetings of the shareholders.

The foregoing Bylaws of the Corporation were regularly adopted by the Board of Directors at its organizational meeting held on September 11, 1987.

MONTANA ELECTRIC SUPPLY, INC.

/s/ William D. Spooneman
Corporate President

Attest:

/s/ Jere L. Kovach
Corporate Secretary